Exhibit 10.5
SEPARATION AGREEMENT AND GENERAL CLAIMS RELEASE
CA, Inc., on behalf of itself and its parents, subsidiaries, other affiliated legal entities, divisions, successors and assigns in or outside the United States (hereinafter collectively referred to as the “Company”) and “I” Robert W. Davis agree as follows:
1. I acknowledge that the Company advised me to read this agreement (the “Agreement”) and carefully consider all of its terms before signing it. I further acknowledge that:
(a)	The Company gave me 21 calendar days to consider this Agreement. To the extent I deemed appropriate, I took advantage of this period before signing the Agreement;

(b)	The Company advised me in writing to discuss this Agreement with my attorney (at my own expense) before signing it, and I decided to seek legal advice or not seek legal advice to the extent I deemed appropriate;

(c)	I carefully read this Agreement; I fully understand it; and I am entering into it knowingly and voluntarily; and

(d)	I understand that the waiver and release contained in this Agreement does not apply to any rights or claims that may arise after the date that I execute the Agreement.
2. I understand that I may revoke this Agreement within seven (7) days after I sign it by providing written notice on or before the seventh (7th) day after signing this Agreement to Andrew Goodman, Executive Vice President of Human Resources, located at One CA Plaza, Islandia, New York, 11749. I understand and agree that this Agreement will not become effective, and the Company will not provide me any of the consideration described in paragraph 3 below, until the seven (7) day revocation period has expired.
3. My employment with the Company ended as of July 31, 2006. In exchange for my full acceptance of the terms of this Agreement, the Company agrees to pay me the following consideration:
          (a) the sum of 525,000 DOLLARS and NO CENTS as a separation payment (“Separation Payment”); and
          (b) the sum of 12,000 DOLLARS and NO CENTS to assist me in continuing my medical insurance coverage (“COBRA Assistance Payment”).1

[1]	I understand that if I wish to continue my medical insurance coverage pursuant to COBRA I must elect COBRA coverage (by following the procedure set forth in the COBRA notice that I will receive from ADP for making such an election) within the timeframes specified in the COBRA notice. I further understand that my signature on this agreement is NOT a COBRA election.

I understand and agree that the Company will make normal withholdings from the Separation Payment and COBRA Assistance Payment, including for federal, state and local taxes. I further understand that the combined amount of the Separation Payment and COBRA Assistance Payment will be made in one lump sum payable on the first full payroll cycle following the effectiveness of this Agreement.
4. To the greatest extent permitted by law, I release the Company and its present and former officers, directors, employees and agents from any and all known or unknown claims and obligations of any nature and kind, in law, equity or otherwise, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Agreement. The claims I am waiving and releasing under this Agreement include, but are not limited to, any claims and demands that directly or indirectly arise out of or are in any way connected to my employment with the Company, the Employment Agreement dated February 1, 2005 between me and the Company (“Employment Agreement”) (other than liability to make the payments and provide the benefits contemplated by the Employment Agreement, which liability I hereby acknowledge will have been satisfied in full upon the prompt payment of the amounts set forth in Section 3(a) of this Agreement) or the Company’s termination of my employment; any claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company; and, any claims under Title VII of the Civil Rights Acts of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and any other federal law, state law, local law, country law, common law, or any other statute, regulation, or law of any type. I also waive any right to any remedy that has been or may be obtained from the Company through the efforts of any other person or any government agency.
5. I understand and agree that the waiver and release of claims contained in paragraph 4 of this Agreement shall not apply to any of the following:
a.	Any rights I may have to continued health or dental benefits under a Company-sponsored benefit plan. Any such benefits shall be governed by the terms of the specific benefit plan under which such benefits are provided;

b.	Any rights I may have pertaining to the exercise of vested stock options that I may have under a stock option plan administered by the Company. Any such vested options will be governed by the terms of the stock option plan (and any amendments thereto) under which such options were granted;

c.	Any rights I may have related to payment for accrued but unused vacation as of the Termination Date;

d.	Any rights I may have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”);

e.	Any rights I may have related to vested monies that I may have within the Company’s 401(k) plan;

f.	Any rights I may have related to monies that I may have within the Company’s Employee Stock Purchase Plan;

g.	Any claim I may have to reimbursement of business-related expenses that I incurred while performing my job for the Company. Such amounts will be paid if deemed owing in accordance with Company policy; and

h.	Any rights I may have to payments under this Agreement.
6. I acknowledge that, in the absence of my execution of this Agreement, the Company is under no obligation to make the payments or provide the benefits being provided to me pursuant to paragraph 3 of this Agreement, and that the Company will do so only subject to my agreement to, and compliance with, the terms of this Agreement.
7. I understand and agree that this Agreement is not an admission of guilt or wrongdoing by the Company, and I will make no statement to the contrary. I acknowledge that the Company does not believe or admit that it has done anything wrong.
8. I certify that I have complied with the provisions of the Employment and Confidentiality Agreement (or similar agreement) that I signed when I began working for the Company (the “Employee Agreement”) and that I have not done or in any way been a party to, or knowingly permitted, any of the following;
a.	disclosure of any confidential matters or trade secrets of the Company;

b.	retention of any confidential materials (including product and marketing information, development documents or materials, drawings, or other intellectual property) created or used by me or others during my employment;

c.	copying any of the above; and,

d.	retention of any materials or personal property (including any documents or other written materials, or any items of computer or other hardware, or any software) belonging to, or in the possession of the Company.

The provisions of this paragraph 8 and those of paragraph 9 below shall not be construed to apply to communications with attorneys for the Company or with my personal attorneys.
9. I understand and agree that I have a continuing obligation to preserve as confidential (and not to reveal to anyone or use, for myself or anyone else) any trade secret, know-how or confidential information created or learned by me during my employment with the Company. By signing this Agreement, I confirm my promise to perform each and every one of the obligations that I undertook in the Employee Agreement. I expressly confirm that I know of no reason why any promise or obligation set forth in the Employee Agreement should not be fully enforceable against me. I understand that the terms of the Employee Agreement are incorporated into this Agreement by reference.
10. Following termination of my employment, (i) I will not, and will not encourage or induce others to, in any manner, directly or indirectly, make or publish any statement (orally or in writing) that would libel, slander, or disparage the Company, any of its affiliates or any of their employees, officers or directors and (ii) the Company agrees that it will not authorize any employee or any employee of its subsidiaries or its affiliates or encourage or induce others to, and that it will instruct its executive officers and directors not to, in any manner directly or indirectly, make or publish any statement (orally or in writing) that would libel, slander or disparage me. “Libel” and “slander” shall have the meanings ascribed to them by law under which this Agreement shall be governed and construed. For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press and/or media, the other party to this Agreement, or any individual or entity with whom the other party to this Agreement has a business relationship, which would adversely affect in any manner (i) the conduct of the business of the other party to this Agreement (including, without limitation, any business plans or prospects) or (ii) the business reputation of the other party to this Agreement. Nothing in this paragraph shall preclude me or the Company or any of its employees from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigator or as otherwise required by law.
11. I agree that if a court of law determines that I have breached a promise that I make under this Agreement that I will be obligated to pay the reasonable attorney’s fees and any damages the Company may incur as a result of or related to such breach. I acknowledge that any actual or threatened violation of Paragraphs 8 or 9 would irreparably harm the Company, and that the Company will be entitled to an injunction (without the need to post any bond) prohibiting me from committing any such violation.
12. This Agreement and the Employee Agreement contain the entire agreement between me and the Company regarding the subjects addressed herein, and may be amended only by a writing signed by myself and the Company’s Executive Vice President of Human Resources. I acknowledge that the Company has made no representations or promises to me other than those in this Agreement. If any one or more of the provisions of this Agreement is determined to be illegal or unenforceable for any reason, such provision or other portion thereof will be modified or deleted in such manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable law.
13. I agree that if I am notified that any claim has been filed against me or the Company that relates to my employment with the Company, I will provide prompt written notice of the same to the Company, and shall cooperate fully with the Company in resolving any such claim. Further, I agree that I will make myself reasonably available to the Company’s representatives in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings relating to my tenure with the Company. I further agree that I will provide the Company with any information and/or documentation in my possession or control that it may request in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to my tenure with the Company. I further agree that if requested to do so by the Company, I will provide declarations or statements to the Company, will meet with attorneys or other representatives of the Company, and will prepare for and give depositions or testimony on behalf of the Company relating to any claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to my tenure with the Company. I understand and agree that to the extent my compliance with the terms of this paragraph 13 requires me to travel or otherwise incur expenses, the Company will reimburse me for any such reasonable expenses that I incur. Finally, I understand that subject to and in accordance with applicable law and the Company By-laws as in effect from time to time during my employment or as amended in accordance with such Company By-laws, the Company agrees to indemnify me with respect to any action, suit or proceeding to which I am made or threatened to be made a party that arises out of my good faith performance of my job responsibilities as Chief Financial Officer of the Company or my status as an officer, employee or agent of the Company.
14. This Agreement binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the Company.
15. This Agreement shall be governed by and, for all purposes, construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state. The federal or state courts of the State of New York shall have sole and exclusive jurisdiction over any claim or cause of action relating to this Agreement, my employment with the Company, or my separation from the Company. I will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection to personal jurisdiction over me in the state or federal courts of the State of New York.
IN WITNESS WHEREFORE, the Company has caused this instrument to be executed in its corporate name, by an individual with full authorization to act on its behalf. Further, I sign my name and enter this Agreement on behalf of myself, my legal representatives, executors, heirs and assigns.
EMPLOYEE

BY:	/s/ Robert W. Davis

EMPLOYEE SIGNATURE

9/15/06

DATE
Sworn and subscribed before me this the 15 day of September, 2006.

By:	/s/ Janice C. Alber

Notary Public

NOTARIAL STAMP OR SEAL
CA, INC.

BY:	/s/ Andrew Goodman
ANDREW GOODMAN
EXECUTIVE VICE PRESIDENT – HUMAN RESOURCES

DATE:	9/15/06

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